Exhibit 99.2

Tronox Seeks Opportunity for Decision on Merits of Proposed Cristal Acquisition
Requests Court to order Federal Trade Commission to defend its unmerited objection to the   pro-competitive transaction

FOR IMMEDIATE RELEASE

STAMFORD, Conn., Jan. 23, 2018 /PRNewswire/ -- Tronox Limited (NYSE: TROX) (“Tronox” or the “Company”), a global mining and inorganic chemicals company based in the United States, today filed a lawsuit in the United States District Court for the Northern District of Mississippi seeking declaratory and injunctive relief to prevent the U.S. Federal Trade Commission (“FTC”) from blocking the Company's proposed acquisition of the titanium dioxide (“TiO2”) business of Cristal, a privately held global chemical and mining company headquartered in Jeddah, Saudi Arabia. The FTC is trying to block the acquisition, not through the ordinary litigation process in federal court, but rather by solely using its administrative process to run out the clock until the transaction agreement expires.  This denies the Company the opportunity for the legality of the proposed acquisition to be decided on its merits in a timely manner. The proposed acquisition was originally announced in February 2017.  If the combination is not completed by May 21, 2018, either party would have the right to terminate the agreement unless such date is amended by mutual agreement.

“Rather than follow its long-established practice to file suit in federal court to block an acquisition, the FTC has engaged in a strategy of delay by initiating an administrative process that offers no possibility of a timely resolution,” said Richard L. Muglia, senior vice president and general counsel of Tronox Limited.  “The FTC’s refusal to allow a federal court to address the pro-competitive merits of the proposed transaction denies us any meaningful opportunity to demonstrate how this output-enhancing combination is designed to generate significant benefits for customers in North America and around the world. I am confident Tronox will prevail if allowed an independent judgment based on the merits of the proposed transaction by a federal court.”

Tronox has its largest manufacturing facility in Mississippi, where the lawsuit was filed today. The Company has more than 700 U.S.-based employees at facilities located in Mississippi, Oklahoma, Nevada and Connecticut. Cristal has 750 U.S.- based employees at facilities in Ohio, Illinois and Maryland. The transaction’s compelling economic rationale rests on the combined company’s ability to capture significant synergies and increase production, enabling the combined company to better compete with global market leaders and lower-cost Chinese producers who continue to increase their presence in the global market, including North America.

“This is fundamentally about fairness and the sole use of an administrative process that the FTC has scheduled to conclude only after the termination date of the transaction agreement.  The FTC’s conduct conflicts with any concept of supporting a U.S.-based company with a sound strategy to compete in today’s global market,” Muglia added. “We strongly believe the pro-competitive case for the Tronox-Cristal acquisition is overwhelming and will benefit the entire economy, and the FTC should not be allowed to prevent the transaction by unreasonable delay or withholding action.”

Tronox made the decision to file its lawsuit because the FTC has employed a litigation strategy to rely solely on an administrative process that could not possibly conclude before the acquisition agreement expires, a thinly veiled attempt to run out the clock instead of resolving its concerns about the transaction on their merits. An action in federal court would need to be initiated in the near future in order to allow for a timely resolution.

Tronox first filed its Hart-Scott-Rodino notification form on March 14, 2017. The waiting period has been extended several times by agreement of the parties, including after the Company had fully complied with the FTC's Second Request. Tronox has fully and completely cooperated with the FTC, diligently responding to all questions and information requests, including producing more than one million pages of documents for its review.

Webcast/Conference Call

Tronox will conduct a webcast conference call to discuss the filing on Wednesday, January 24, 2018, at 8:30 a.m. ET (New York).  The live call is open to the public via Internet broadcast and telephone.

Internet Broadcast: http://www.tronox.com/
Dial-in telephone numbers:
U.S. / Canada: (877) 831-3840
International: (253) 237-1184
Conference ID: 3074158

Webcast/Conference Call Replay: Available via the Internet and telephone beginning on Wednesday, January 24, 2018 at 11:30 a.m. ET (New York), until 11:30 a.m. ET (New York), on Tuesday, January 30, 2018.

Internet Replay: www.tronox.com
Replay dial-in telephone numbers:
U.S. / Canada: (855) 859-2056
International: (404) 537-3406
Conference ID: 3074158

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About Tronox

Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

About Cristal

Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal A. Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

Media Contact: Melissa Zona
Direct: +1 636.751.4057

Investor Contact: Brennen Arndt
Direct: +1 203.705.3730